Exhibit 99.2

Ocean Power Technologies Secures a Multi-Buoy Letter Contract with a $6.5M Ceiling to Bolster Maritime Domain Awareness for US Government Agencies

MONROE TOWNSHIP, N.J., December 11, 2023 - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, today announced it has received a letter contract from a US based prime contractor for multiple maritime domain awareness buoys advancing our commitment to national security and intelligence.

This collaboration between OPT and the prime contractor will focus on providing multidomain marine solutions in support of US government agencies. OPT’s PowerBuoy’s® will play a pivotal role in enhancing surveillance capabilities above and below the waterline, contributing significantly to maritime domain awareness initiatives. The current contract enables OPT to advance the preparation of multiple of its Next Generation PowerBuoy® systems with definitzation to be received.

Philipp Stratmann, CEO of OPT, expressed enthusiasm about the collaboration’s potential impact, stating, “This collaboration exemplifies our commitment to innovation and underscores the crucial role our technology plays in bolstering maritime national security. We are excited to work alongside our partner to provide state-of-the-art solutions, including multi-buoy arrays, that contribute to a safer maritime environment.”

The integration of OPT’s technology expertise marks a significant stride towards strengthening maritime surveillance efforts, ensuring heightened security and safety within the maritime domain.

For more information on Ocean Power Technologies please visit our website at: www.OceanPowerTechnologies.com

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com